Exhibit 99.01

Company Contact:	Investor Contact:
Bradley E. Larson	Neil Berkman Associates
Chief Executive Officer	(310) 826-5051
www.readymixinc.com	info@BerkmanAssociates.com

FOR IMMEDIATE RELEASE
Ready Mix, Inc. Reports First Quarter Results
     LAS VEGAS, NEVADA, May 9, 2007 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for the first quarter of 2007.
     For the three months ended March 31, 2007, revenue decreased 3.6% to $20.4 million compared to $21.1 million for the first quarter of 2006, reflecting a decrease in cubic yards of concrete sold of approximately 12.0%, partially offset by an increase in average unit sales price of 9.5%. The decline in unit volume and higher fixed costs associated with the Company’s expansion initiatives contributed to a decrease in gross margin to 10.3% from 12.6% last year.
     “We are pleased by the success of our efforts during the first quarter to minimize the impact on our operations of the return to a more normal winter weather pattern this year compared to last, when we enjoyed unusually fine and dry conditions and minimal weather-related delivery disruptions, as well as the slowdown in the housing industry which began to affect demand for our products in the second quarter of 2006,” said Bradley Larson, Chief Executive Officer.
     “While still soft, residential activity in our primary Phoenix and Las Vegas markets in the first quarter was slightly ahead of the pace in the fourth quarter of 2006, and we continue to believe that the worst of the decline is behind us. Activity in the commercial, industrial and public work sectors of the market met our expectations for the period, and we continue to expect modest growth in these areas this year,” Larson added.
     During the quarter Ready Mix completed the installation of crushing, screening and washing equipment at the Company’s Lee Canyon facility in northwest Las Vegas, and production began during the first week of March. During the past year Ready Mix also completed the relocation of batching equipment at Lee Canyon, upgraded its batch plant at the Moapa, Nevada quarry site, erected a third batch plant facility in southwest Phoenix, and expanded its fleet of ready mix trucks.
     “These investments reflect our strategy to increase our construction aggregate reserves, our ready mix concrete production capacity, and our delivery capabilities so we can take advantage of the strong long-term growth trends we see in each of the markets we serve. While the resulting increase in fixed costs affected our profitability in the first quarter, we are confident that these investments will generate attractive returns for Ready Mix and our shareholders in the long term,” Larson said.
     General and administrative expenses were $1.16 million, or 5.7% of revenue, for the first quarter of 2007 compared to $1.14 million, or 5.4% of revenue, for the same period a year earlier.
     Net income for the first quarter of 2007 decreased to $0.7 million, or $0.18 per diluted share. This compares to net income for the first quarter of 2006 of $1.0 million, or $0.26 per diluted share.
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3430 East Flamingo • Suite 100 • Las Vegas, Nevada 89121-5018 • (702) 433-2090 • Fax (702) 433 0189

Ready Mix Inc. Reports First Quarter Results
May 9, 2007
Page Two
     At March 31, 2007, RMI reported working capital of approximately $11.5 million, including cash and cash equivalents of $9.6 million, a current ratio of approximately 2.2, and total stockholders’ equity of $28.2 million. At December 31, 2006, working capital was approximately $10.4 million, including cash and cash equivalents of $8.4 million, the current ratio was approximately 2.1, and stockholders’ equity was $27.5 million.
Conference Call
     Ready Mix has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.readymixinc.com. A replay will be available after 1:00 p.m. ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21336993 after 1:00 p.m. ET.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates three ready-mix concrete plants in the metropolitan Phoenix area, three plants in the metropolitan Las Vegas area, and one plant in Moapa, Nevada. The Company also operates three sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2006.
(tables attached)

READY MIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2007	2006
Revenue:
Revenue	$19,710,557	$21,024,588
Revenue — related parties	651,885	106,936

Total revenue	20,362,442	21,131,524

Cost of revenue	18,261,428	18,458,566

Gross profit	2,101,014	2,672,958

General and administrative expenses	1,161,996	1,136,671

Income from operations	939,018	1,536,287

Other income (expense):
Interest income	88,447	92,898
Interest expense	(42,118)	(29,286)
Other income	95,810	5,801

	142,139	69,413

Income before income taxes	1,081,157	1,605,700
Income tax expense	382,671	589,988

Net income	$698,486	$1,015,712

Basic net income per common share	$0.18	$0.27

Diluted net income per common share	$0.18	$0.26

Basic weighted average common shares outstanding	3,807,500	3,807,500

Diluted weighted average common shares outstanding	3,818,693	3,866,588

READY MIX, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets:

Current assets:
Cash and cash equivalents	$9,609,974	$8,369,875
Accounts receivable, net	9,038,162	8,864,436
Inventory	1,145,837	1,301,842
Prepaid expenses	1,030,840	1,169,041
Deferred tax asset	367,752	361,206

Total current assets	21,192,565	20,066,400

Property and equipment, net	27,851,943	25,481,056
Refundable deposits	483,353	1,475,297

Total assets	$49,527,861	$47,022,753

Liabilities and stockholders’ equity:

Current liabilities:
Accounts payable	$4,424,729	$4,269,519
Accrued liabilities	1,937,337	2,443,258
Notes payable	2,849,867	2,515,522
Obligations under capital leases	133,104	250,313
Due to affiliate	27,307	73,395
Income tax payable	318,473	110,458

Total current liabilities	9,690,817	9,662,465

Notes payable, less current portion	9,984,972	8,269,789
Obligations under capital leases, less current portion	—	4,634
Deferred tax liability	1,619,009	1,619,009

Total liabilities	21,294,798	19,555,897

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,807,500 issued and outstanding	3,808	3,808
Additional paid-in capital	17,861,613	17,793,892
Retained earnings	10,367,642	9,669,156

Total stockholders’ equity	28,233,063	27,466,856

Total liabilities and stockholders’ equity	$49,527,861	$47,022,753